Exhibit 99.1

             EDWARDS' ANGIOGENESIS PROGRAM TO BE ACQUIRED BY SANGAMO

  Agreement Transfers Edwards' ZFP Therapeutics Program to Sangamo and Enables
              Coordinated Implementation of Future Clinical Trials

    IRVINE, Calif. and RICHMOND, Calif., Dec. 4 /PRNewswire-FirstCall/ -- Edwards Lifesciences Corporation (NYSE: EW) and Sangamo BioSciences, Inc. (Nasdaq: SGMO) jointly announced today that the two companies have entered into a definitive asset purchase agreement under which Sangamo will acquire Edwards' angiogenesis program. The Edwards program was originally initiated in 2000 in collaboration with and under license from Sangamo using their proprietary zinc finger protein (ZFP) platform. Under the agreement announced today, Edwards will transfer the assets of its program to Sangamo in exchange for 1 million shares of Sangamo common stock. Edwards will also receive royalties on certain products commercialized in the future based upon ZFP activation of the vascular endothelial growth factor (VEGF) gene. The transaction is expected to be completed by December 31, 2006.

    "This transaction with Sangamo provides for focused, combined development of our respective ZFP therapeutics programs and resolves the ongoing issue between the two parties regarding the scope of our respective rights," said Michael Mussallem, Edwards' chairman and CEO. "We're proud that our program has developed products with the potential to help patients dealing with ischemic vascular and cardiovascular disease. Additionally, the transfer of these assets allows these important programs to continue under Sangamo's stewardship and frees up additional Edwards' resources to drive R&D priorities more central to our strategy."

    "We are excited about the opportunity to add an additional clinical stage ZFP therapeutic program to our portfolio," said Edward Lanphier, founder, president and CEO of Sangamo BioSciences. "We initiated this program in 2000 and are pleased with the significant investment and progress that Edwards has made in the past six years. In addition to acquiring two clinical stage programs in peripheral vascular disease (PAD) and a late stage pre-clinical program in ischemic heart disease (IHD), this agreement will have a significant impact on Sangamo's future corporate partnering opportunities involving VEGF-ZFP therapeutic programs."

    In January of 2000 Edwards, then a division of Baxter International, entered into an exclusive license and research funding agreement with Sangamo to develop and commercialize VEGF-ZFP therapeutics for the treatment and prevention of ischemic cardiovascular and peripheral vascular diseases. Edwards completed pre-clinical efficacy and toxicology studies and initiated a Phase 1 clinical trial in June of 2004 for EW-A-401, a drug based on the VEGF-ZFP transcription factor and designed to treat critical limb ischemia (CLI) as well as intermittent claudication, both painful and limiting conditions of vascular disease. Edwards has stated that early results from the CLI trial have been encouraging and has submitted for approval with the U.S. Food and Drug Administration to begin a randomized, placebo controlled, repeat dosing Phase 2 clinical trial in patients with CLI.

    Independently, Sangamo has initiated clinical trials in diabetic neuropathy with a VEGF-ZFP therapeutic known as SB-509. SB-509 and EW-A-401 are nearly identical in design and function. Sangamo recently announced that it has initiated a multi-center, double-blind, placebo controlled, repeat-dosing Phase 2 clinical trial in patients with diabetic neuropathy.

    Sangamo and Edwards will host a conference call at 9:00 a.m. EST, Monday, December 4, 2006. The conference call dial-in numbers are 866-543-6411 for domestic callers and 617-213-8900 for international callers. The passcode for the call is 10338848. Participants may access the live webcast via a link on the Sangamo BioSciences website http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome in the Investor Relations section under "Company Overview." For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 11:00 a.m. on December 4, 2006 to December 11, 2006. The conference call replay numbers for domestic and international callers are 888-286-8010 and 617-801-6888 respectively. The conference ID number for the replay is 16084942. The webcast will be available on the Sangamo website for two weeks after the call.

    About Sangamo BioSciences

    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development program is currently in a Phase 2 clinical trial for evaluation of safety in patients with diabetic neuropathy. Phase 1 clinical trials are ongoing to evaluate a ZFP Therapeutic for peripheral artery disease. Other therapeutic development programs are focused on ischemic heart disease, neuropathic pain, cancer and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as X-linked SCID and hemophilia, and for infectious diseases, such as HIV. Sangamo has established several Enabling Technology Agreements with companies to apply its ZFP Technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company's web site at www.sangamo.com.

    About Edwards Lifesciences

    Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring. Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular disease states including heart valve disease, peripheral vascular disease and critical care technologies. The company's global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, LifeStent, PERIMOUNT Magna and Swan-Ganz. Additional company information can be found at http://www.edwards.com.

    Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in each company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2005, and such other filings that Edwards and Sangamo make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

SOURCE  Edwards Lifesciences Corporation; Sangamo BioSciences, Inc.
    -0-                             12/04/2006
    /CONTACT: Media, Jared B. Adams, +1-949-250-5070, or Investor, David K. Erickson, +1-949-250-6826, both of Edwards Lifesciences; or Media, Justin Jackson of Burns McClellan, Inc., +1-212-213-0006, for Sangamo BioSciences; or Investor, Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, +1-510-970-6000, ext. 271/
    /Web site:  http://www.sangamo.com /
    /Web site:  http://www.edwards.com /
    (EW SGMO)